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                                                         EXHIBIT 10.8
                       MEMORANDUM OF AGREEMENT

          WHEREAS, Local 99, UNITE ("Union") and Lechters, Inc.
("Employer") are parties to a collective bargaining agreement
("Agreement') dated March 16, 1993 covering warehouse employees; and

          WHEREAS, the Union and the Employer have engaged in good faith negotiations to renew and extend the Agreement for a new term effective March 16, 1996 through March 15, 1999; and

          WHEREAS, as a result of such negotiations, the Union and the Employer have arrived at terms to be effective for such renewal term; and

          WHEREAS, the parties desire to memorialize the terms of such renewal in this Memorandum pending completion and execution of a revised collective bargaining agreement containing the terms herein provided for.

          NOW THEREFORE IT IS AGREED:

          1. The terms and conditions contained in the Agreement are renewed and extended through March 15, 1999 except as modified herein.

          2. The vacation provision of the Agreement shall be amended to provide that employees achieving 15 years of service, 20 years of service and 25 years of service shall receive an additional $50 per anniversary for such 15, 20 and 25 years of service.

          3. The vacation period provision shall be amended as set forth in Exhibit A.

          4. The overtime provision shall be amended as set forth in Exhibit B.

          5. Current employees covered under the Agreement and trained for use of PDT and RF guns shall receive a bonus as provided for in Exhibit C. This provision shall be a sideletter to the Agreement.


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          6.    The Employer will provide to the Union, at least
weekly a list of temporary and lumper employees who worked with a daily recap. Lumpers will perform work only as provided for in Exhibit D. No lumper shall be used both as a Lumper and as temporary employee in the same work day, or vice versa. Lumpers may not be used until all employees in the receiving department who have been involuntarily laid off shall have been rehired or given the opportunity to return to work unless there is insufficient time to give notice to such laid off employees so that they may return to work. Receiving department employees shall be exempt from plant wide seniority with respect to layoffs while the Employer is participating in the 'lumper" program. Layoffs within the receiving department shall be based on plant wide seniority with in the department.

          7. The contracting out provision of the Agreement will be amended to provide that the Employer may continue renting temporary warehouse space, including landlord services, for purposes of temporary storage only, for products that will be delivered, handled and processed by the Harrison warehouse associates.

          8. Transportation considerations will be as set forth in Exhibit E, which shall be a sideletter to the Agreement.

          9. The Labor Management and Labor & Safety meeting will be held on the third Thursday of every month.

          10.   The Company will conduct fire drills 2 times per year.

          11. The Union Committee will meet once per month for a period of one hour. The Employer will not unreasonably withhold consent for special requests for additional time.

          12.   During any counseling of a union employee, a Shop
Steward or a Shop Committee person must be present.

          13. Counseling records of employees will be considered stale and of no effect and will be cleared from an employees personnel records after a two year rolling period with respect to non-attendance matters and after a one year rolling period with respect to attendance matters.



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          14.   The Employer will reassign associates from position to
position based on seniority, provided the most junior person has the qualifications and skills to perform the temporary assignment.

          15. When any working conditions may adversely affect a worker's health or create unnecessary burden in the performance of the work, the Employer must correct and alleviate such situation with due diligence.

          16. A change in permanent shift times shall occur on April 29, 1996 as follows:

               7:00am-to 3:15pm Mezzanine and Replenishers

               8:00am to 4:15pm All other employees, however the Employer may reassign 25% of the work force in shipping and 25% of full case for the 7:00am shift. In making such assignment, the Employer will first use volunteers, and if insufficient volunteers are obtained, the Employer will reassign employees based upon reverse shop seniority, with the least senior
               employee being reassigned.   The Employer will provide
               to the Union a list identifying those employees who are in the Replenishing Department.

          17. With respect to any shift commencing on or after 2:00pm, shift differentials shall be amended to provide that employees hired after the date of this memorandum shall receive a differential of .50 per hour. Current employees shall receive a differential of $1.50 per hour in lieu of the 20% differential provided for in the old agreement. The Company shall first offer currentemployees the right to change to 50% of the available positions on the other shift before hiring new employees.

          18. The provision for pay for appearance shall be amended to provide that the Employer shall post notice on its phone call-in system no less than 90 minutes before an employees shift start time advising employees that the facility is closed and they should not appear for work. Employees shall use reasonable efforts when conditions indicate that the facility may be closed to call in. In the event notice fails despite reasonable efforts by the employee, an employee appearing at the facility for work when the facility is

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closed shall be paid four hours pay.  In the event employees are told to leave before the conclusion of their shift because of such conditions, shall receive a full days pay. Employees may c-)ntinue to choose to use personal or accrued vacation time to receive payment for any day in which the facility is closed and they would otherwise not receive payment.

          19. A Management Rights clause shall be added to read as follows:

               subject only to the provisions of this agreement and applicable law, management of the Employer's operations and direction of its working force including, but not limited to the right to schedule and assign work to be performed; hire or rehire employees; promote; layoff or recall employees who are laid off; suspend; discipline or discharge for proper cause; and transfer employees because of lack of work or other legitimate reasons shall be vested exclusively with the Employer.

          20. Supper money will be paid to any employee who works three or more hours of overtime.

          21. The monetary payment for refreshment allowance shall be eliminated.

          22. The trial period shall be increased to 60 calendar days. The period in which a temporary may work is increased to 60 calendar days.

          23. The list of covered workers is amended to include the following positions:

               Hi-lift drivers, janitors, lead persons, cycle counters, replenishers. The following positions which are not presently used shall be deleted: ticketers, charge clerks, distributors, paper & physical, machine ticketers, manual ticketers, floor clerks and merchandise clerks. The Employer agrees to employ at least 2 truck drivers who will perform switching of trailers and local delivery duties as assigned by the
               Employer.   In addition, after 'order pickers" insert

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               "including full case pickers" and after "shipping
               clerks" insert "including sorters."

          24. The Employer will institute a Holiday bonus for warehouse union workers, subject to the institution of a Holiday bonus for non-union associates. The Employer reserves the right to determine the criteria for eligibility and amount of any such bonus plans.

          25. In accordance with current OSHA requirements, the Employer agrees to train and license operators initially starting in the position, and will conduct an annual audit to ensure adherence to safety and operating procedures in accordance with Exhibit F.

          26.   Wage adjustments shall be made as follows:

               Employees in the bargaining unit will receive wage adjustments as follows

                    (prorata for part-time employees):

                    March 16, 1996             15.00/week
                    March 16, 1997             8.00/week
                    September 16, 1997         7.00/week
                    March 16, 1998             8.00/week
                    September 16, 1998         7.00/week

          27. In all other respects, the Agreement dated March 15, 1993 shall remain in full force and effect through March 15, 1999.

          28. The parties agree to incorporate the terms hereof into a full collective bargaining agreement, but pending execution of such agreement, this Memorandum and the Agreement shall be the collective bargaining agreement between the parties,.enforceable by its terms.

          29. This terms of this Memorandum and the renewal of the Agreement has been ratified by the Union's membership at the facility.


          Dated: April 1, 1996



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                              LOCAL 99, UNITE (-Union-)


                              BY:
                                    Manager


                              BY: Committee Members








                              LECHTERS, INC. ("Employer")


                              BY(
                                    President



                                    Vice President


















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